EXHIBIT 10.7
AGREEMENT
(President and Chief Operating Officer)
     THIS AGREEMENT (the “Agreement”) is entered into this 12th day of May, 2006, by and between Randolph C. Steer (“Executive”) and OrthoLogic Corp., a Delaware corporation (the “Company”).
     1. Services. Pursuant to the terms of this Agreement, Executive shall serve as the Company’s President and Chief Operating Officer with responsibility for all clinical and regulatory strategy and operations. Executive shall devote the time, attention, skill and efforts to the performance of such duties as are normal and customary to the positions of President and Chief Operating Officer as required by or reasonably requested by the Company’s Board of Directors (the “Board”). Executive agrees to use his best efforts to comply with any and all rules of conduct established by the Company and to perform any and all assigned duties in a manner that is acceptable to the Company.
     2. Compensation; Bonus; Reimbursement.
          (a) Compensation. Company shall pay Executive annual base cash compensation of $300,000 payable in accordance with the Company’s standard payroll practices, retroactive to May 1, 2006. Executive shall not be entitled to any compensation under any consulting or similar arrangement with the Company during the term of this Agreement in respect of periods after May 1, 2006.
          (b) Bonuses. Executive shall be entitled to participate in a discretionary bonus plan established for Executive from time to time by the Compensation Committee of the Board (the “Compensation Committee”) with reasonable consultation with Executive. Executive’s target bonus will be 40% of his annual base cash compensation upon the achievement of individual and corporate performance objectives established jointly from time to time by the Compensation Committee and Executive. Such cash bonus, if earned, will be payable to Executive annually on or before the first day of April immediately following the end of the calendar year for which it is earned. Any bonus will be paid in such manner so that it is not subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with that intention.
          (c) Equity and Equity-Based Compensation. Executive shall be entitled to participate in the Company’s equity compensation plans, including, but not limited to, the 1997 Stock Option Plan, as amended, and the 2005 Equity Incentive Plan, all subject to the terms and conditions provided therein.
          (d) Reimbursement. In addition to the compensation provided above, the Company shall reimburse Executive, in accordance with the policies and practices of the Company in effect from time to time with respect to other members of senior management of the Company, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by Executive to the Company of appropriate documentation therefor.
          (e) Fringe Benefits. Except as otherwise provided in this Section 2, Executive will not be entitled to participate in health, welfare, retirement or other similar benefit programs made available from time to time to other executives and employees of the Company.
     3. Termination.
          (a) Executive understands and acknowledges that the services to be provided by Executive to the Company hereunder constitute an “at-will” relationship between the parties. Either the Company or Executive may terminate Executive’s services to the Company hereunder, with or without cause, notice or procedural formality, for no reason or for any reason not prohibited by law, at any time. No individual or individuals associated with the Company, other than the Compensation Committee acting pursuant to the powers granted to it by the Company, has authority to make any agreement to the contrary, or any agreement for any specified period of time. Any such agreement must be in writing and approved by the Compensation Committee to be effective.
          (b) Upon the termination of this Agreement, neither Executive nor Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except that Executive shall be entitled to receive accrued and unpaid compensation and benefits which are then due and owing as of the date of termination, and, in the event of a termination by the Company without cause, Executive shall be entitled to a continuation of his base cash compensation, less applicable withholdings, at the rate in effect at the time of the termination of this Agreement, payable in accordance with the Company’s standard payroll practices as if Executive were continuing his services to the Company, for a period of (i) if such termination occurs before a Change of Control, as defined below, three months from the date of termination or (ii) if such termination follows or is in connection with a Change of Control, six months from the date of termination. For purposes of this Agreement, “cause” shall include neglect of duties, willful failure to abide by instructions or policies from or set by the Board, commission of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same, Executive’s breach of this Agreement or Executive’s breach of any other material obligation to the Company.
          (c) Upon the termination of this Agreement, Executive shall promptly deliver to the Company all equipment, documents and other company property in his possession, custody or control.
          (d) As used herein, the term “Change of Control” shall be defined as a change in ownership or control of the Company effected through any of the following transactions:
               (i) a statutory share exchange, merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
               (ii) any stockholder approved transfer or other disposition of all or substantially all of the Company’s assets (whether held directly or indirectly through one or more controlled subsidiaries) except to or with a wholly-owned subsidiary of the Company); or
               (iii) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to transactions with the Company’s stockholders and not solely by direct purchase from the Company.
     4. Governing Law; Mediation. This Agreement is entered into in Arizona and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Arizona. The parties agree that any dispute between the parties relating to this Agreement shall be subject to mediation according to the mediation rules of the American Arbitration Association (the “AAA”) applicable to commercial disputes, such to be held at a mutually agreeable office of the AAA in Phoenix, Arizona. Mediation shall be a condition precedent to litigation and mediation shall in no way preclude either party from seeking and obtaining any prejudgment remedy against the other party. By signing this Agreement, the parties submit themselves to the jurisdiction of the courts of the State of Arizona, located in Maricopa County, for the purpose of resolving any and all disputes arising out of Executive’s services to the Company as provided herein, subject to the mediation procedures set forth in this Section.
     5. Whole Agreement. This Agreement and the Indemnification Agreement and Intellectual Property, Confidentiality and Non-Competition Agreement entered into between the Company and Executive embody all of the representations, warranties, covenants and agreements between the parties and no other representations, warranties, covenants, understandings or agreements exist.
     6. Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other party hereto; provided, however, that the Company may assign this Agreement in connection with a sale of all or substantially all of its assets or a merger.
     7. Amendment. This Agreement may not be amended orally but only by an instrument in writing executed by the Company and Executive.
SIGNATURE PAGE FOLLOWS

Company:		Executive:

By:	/s/ John M. Holliman, III	Signature:	/s/ Randolph C. Steer, MD, Ph.D.

Title:	Executive Chairman	Print Name:	Randolph C. Steer, MD, Ph.D.

Date:	May 12, 2006	Date: May 12, 2006

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